Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2005

TEJON RANCH, Calif., November 7, 2005 – Tejon Ranch Co. (NYSE:TRC), today announced higher net operating results and higher revenues from continuing operations for the three months and nine months ending September 30, 2005 than for comparable periods in 2004. For the third quarter of 2005 compared to the same period of 2004, the Company realized a $2,190,000 improvement in net income and a 46% increase in revenue from continuing operations.

For the third quarter of 2005, the Company had net income of $2,317,000 or $0.14 per common share compared to net income of $127,000 or $0.01 per common share, during the third quarter of 2004. The 2004 income was comprised of income from continuing operations of $68,000 or $0.01 per common share and income from discontinued operations of $59,000 or $0.00 per common share. The income figures for 2005 do not reflect any income from discontinued operations. All per share references in this release are presented on a fully diluted basis.

The Company recognized net income of $493,000 or $0.03 per common share for the first nine months of 2005 compared to a net loss of $1,616,000 or $0.11 per common share for the same period of 2004. The 2004 loss was comprised of a loss from continuing operations of $2,134,000 or $0.14 per common share and income from discontinued operations of $518,000 or $.03 per common share. Again, the 2005 figures do not include any income from discontinued operations.

Revenue from continuing operations during the third quarter of 2005 was $10,382,000, which is an improvement of $3,282,000 when compared to the $7,100,000 of revenue from continuing operations for the same period of 2004. Revenue from continuing operations consists of revenue from our real estate and farming segments. Total revenue, including interest income and other income, for the third quarter of 2005 was $11,336,000 compared to $7,369,000 for the same period in 2004.

The growth in revenue from continuing operations during the third quarter of 2005 is due to increased commercial/industrial real estate revenue and increased farming revenue. Commercial/industrial real estate revenue grew $420,000 due to higher oil and mineral royalty income and higher commercial lease revenue. Farming revenues increased $2,862,000 during the quarter primarily due to 2005 pistachio revenues increasing $1,565,000 because of higher production and improved prices for the 2005 crop. Farming revenues also improved during the quarter due to the sale of 2004 crop almonds that were inventoried at year-end.

The improved results from continuing operations for the third quarter of 2005 are largely attributable to an increase in revenues as described above, higher interest income due to an increase in investments as a result of a private equity placement completed during 2004, and to a gain from the sale of a non-contiguous parcel of land. The improvement in revenue was partially offset by higher farming expenses and corporate expenses. Farming expenses grew during the quarter due to costs of sales related to the 2005 pistachio crop and the sale of 2004 almonds during 2005. The increase in corporate expense during the quarter was mainly due to higher compensation costs and professional service fees.

For the first nine months of 2005, revenue from continuing operations was $17,643,000 an increase of $6,090,000 when compared to the same period in 2004. Through the first three quarters of 2005, commercial/industrial income grew $1,925,000 due to higher oil and mineral royalties and higher commercial lease revenue. Farming revenue increased $4,165,000 during the nine months primarily due to higher revenues from the 2005 pistachio crop (as described above) and the sale of 2004 crop almonds that were in inventory at the end of 2004. The sale of 2004 crop almonds accounted for $2,007,000 of farm income reported in 2005.

The results from continuing operations for the first nine months of 2005 improved over the same period of 2004 due to higher revenues as described above, an increase of $1,286,000 in interest income, and to a gain realized from the sale of land. These improvements in total revenue were partially offset by increased expenses in all of our operating areas. Expenses in the commercial/industrial real estate segment increased $606,000 mainly due to increased repair and maintenance costs, increased compensation costs, and increased marketing and legal costs for Tejon Industrial Complex-West. Increased costs of $528,000 in the resort/residential real estate segment are primarily due to higher compensation costs and increased marketing and public outreach campaign costs. Farming costs grew $1,090,000 during the first nine months of 2005 due to cost of sales related to 2005 pistachios and to the sale of 2004 crop almonds. Corporate costs increased $1,194,000 during the year due primarily to higher compensation costs. Compensation costs increased largely due to the expensing of additional costs related to the 2004 stock incentive plan.

The Company expects an increase in costs related to planning, land entitlements, staffing, and professional services as we continue to move forward with our Company vision. The timing and completion of land entitlements and development related activities are difficult to predict due to market factors and uncertainties inherent in the approval processes. As a result, the timing and magnitude of costs associated with these activities are also difficult to predict.

The results of the first nine months of each fiscal year are generally not indicative of the results to be expected for the full year due to the nature of the Company’s business segments. Future real estate sales and leasing activity are dependent on market circumstances and specific opportunities and therefore are difficult to predict from period to period. The Company also recognizes a significant amount of revenues in the fourth quarter of each year due to the seasonal nature of its agribusiness activities.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Revenues:
Real estate - commercial/industrial	$3,516	$3,096	$9,241	$7,316
Farming	6,866	4,004	8,402	4,237

Total revenues	10,382	7,100	17,643	11,553
Costs and Expenses:
Real estate - commercial/industrial	2,022	2,004	6,545	5,939
Real estate - resort/residential	480	528	1,802	1,274
Farming	3,544	3,288	5,223	4,133
Corporate expenses	1,770	1,570	5,260	4,066

Total expenses	7,816	7,390	18,830	15,412

Operating income (loss)	2,566	(290)	(1,187)	(3,859)
Other income
Investment income	596	269	1,788	502
Other income	358	—	374	16

Total other income	954	269	2,162	518
Operating income(loss) from continuing operations before equity in unconsolidated joint ventures	3,520	(21)	975	(3,341)
Equity in gains(losses) of unconsolidated joint ventures	348	135	(258)	(215)

Operating income(loss) before income taxes	3,868	114	717	(3,556)
Income tax expense(benefit)	1,551	46	224	(1,422)

Income(loss) from continuing operations	2,317	68	493	(2,134)
Income from discontinued operations, net of applicable income taxes	—	59	—	518

Net income(loss)	$2,317	$127	$493	$(1,616)

Net income(loss) per share, basic	$0.14	$0.01	$0.03	$(0.11)

Net income(loss) per share, diluted	$0.14	$0.01	$0.03	$(0.11)

Weighted average number of shares outstanding:
Common stock	16,505,460	15,925,101	16,468,302	15,272,157
Common stock equivalents – stock options	527,782	351,785	476,031	386,165

Diluted shares outstanding	17,033,242	16,276,886	16,944,333	15,658,322

For the nine months ended September 30, 2004, diluted net loss per share is based on the weighted average number of shares of common stock outstanding, because the impact of common stock equivalents is antidilutive.